China Housing & Land Development Inc.
Announces Third Quarter 2011 Financial Results

XI'AN, China Nov. 14, 2011 -- China Housing & Land Development, Inc. ("China Housing" or the "Company"; Nasdaq: CHLN) today announced its financial results for the quarter ended September 30, 2011 .

Highlights for Q3 2011:

•	Total revenue in the third quarter of 2011 increased 58.5% to $32.1 million from $20.3 million in the second quarter of 2011 and decreased 5.7% from $34.0 million in the third quarter of 2010.

•
Total gross floor area ("GFA") sales were 19,212 sq. meters during the third quarter of 2011, compared to 12,769 sq. meters in the second quarter of 2011 and 39,833 sq. meters in the third quarter of 2010.

•	Average residential selling price ("ASP") in the third quarter of 2011 was RMB 7,326 , compared with RMB 6,551 in the second quarter of 2011, and RMB 5,694 in the third quarter of 2010.

•
Gross profit increased 86.3% to $9.5 million from $5.1 million in the second quarter of 2011 and decreased 12.7% from $10.9 million in the third quarter of 2010. Third quarter 2011 gross margin was 29.7% compared to 25.3% in the second quarter of 2011 and 32.0% in the third quarter of 2010.

•	SG&A expenses as a percentage of total revenue decreased to 9.1%, compared to 16.4% in the second quarter of 2011 and increased from 8.4% in the third quarter of 2010.

•	Operating income increased 614.7% to $6.1 million from $0.9 million in the second quarter of 2011, and decreased from $7.0 million in the third quarter of 2010.

•
Net income attributable to the Company in the third quarter of 2011 was $4.4 million , or $0.13 per basic share and $0.12 per diluted share.  Excluding the $1.8 thousand gain associated with the revaluation of derivatives and warrants, net income was $4.3 million.

Mr. Pingji Lu, China Housing's Chairman, commented, "We were pleased to see across-the-board improvement in our business as compared to last quarter as we enjoyed stronger levels of sales, gross margin, reduced operating expenses, and higher net income. Puhua Phase I and Puhua Phase II, which together comprised nearly 80% of our recognized revenue, both had strong average selling prices representing favorable increases over the prior quarter.  These improvements helped increase our gross margin to 30% compared to the 25% from last quarter."

"As we evaluate our schedule of project activity going forward, we have an active lineup of projects expected to commence pre-sales activity over the next twelve months. While there are broader concerns about falling prices in the real estate market, particularly in Tier 1 cities, we currently remain comfortable with the market environment in Xi'an.

We have five projects in the pipeline that together represent a total of nearly 1.4 million sq. meters of unsold GFA.  As more of these projects are introduced into the market, we have the opportunity to significantly increase our performance over 2011 levels."

Total revenue in the third quarter of 2011 increased 58.5% to $32.1 million from $20.3 million in the second quarter of 2011 and decreased 5.7% from $34.0 million in the third quarter of 2010. In the third quarter of 2011, most of the Company's revenue came from its Puhua Phase I and Phase II. Third quarter 2011 contract sales totaled US$21.9 million representing a total GFA of 19,212 square meters. Third quarter 2011 contract sales represented a 34.6% decrease compared to US$33.5 million in the third quarter of 2010.  Total gross floor area ("GFA") sales were 19,212 sq. meters during the third quarter of 2011, compared to 12,769 sq. meters in the second quarter of 2011 and 39,833 sq. meters in the third quarter of 2010. The Company's average residential selling price ("ASP") in the third quarter of 2011 was RMB 7,326, compared with RMB 6,551 in the second quarter of 2011, and RMB 5,694 in the third quarter of 2010.

Gross profit for the three months ended September 30, 2011 was $9.5 million, representing an increase of 86.3% from $5.1 million in the second quarter of 2011 and 12.7% decrease from $10.9 million in the same period of 2010. The gross profit margin for the three months ended September 30, 2011 was 29.7%, which is below the 32.0% in the same period of 2010 and above the 25.3% in the second quarter of 2011.

SG&A expense was $2.9 million in the third quarter of 2011, compared to $3.3 million in the second quarter of 2011 and $2.9 million in the third quarter of 2010. SG&A expenses as a percentage of total revenue decreased to 9.1%, compared to 16.4% in the second quarter of 2011 but increased from 8.4% in the third quarter of 2010.  The increase in SG&A as a percent of total revenue is primarily due to reduced revenue.

Operating income in the third quarter increased to $6.1 million, or 19.0% of total revenue, from $0.9 million, or 4.2% of total revenue, in the second quarter of 2011, and decreased from $7.0 million, or 20.6% of total revenue in the third quarter of 2010 primarily due to reduced revenues.

Net income attributable to China Housing in the third quarter of 2011 was $4.4 million or $0.13 per basic share and $0.12 per diluted share. Excluding the $1.8 thousand gain associated with the revaluation of derivatives and warrants, net income was $4.3 million. This performance compares to a net income of $(0.1) million in the second quarter of 2011, which excludes a $0.7 million non-cash gain associated with the revaluation of derivatives and warrants in the second quarter of 2011.

Sequential Quarterly Revenue Breakout Comparison

	Q 3 2011						Q 2 2011
Project	Recognized Revenue	Contract Sales	GFA Sold	ASP	Unsold GFA	POC	Recognized Revenue	Contract Sales	GFA Sold	ASP
	($)	($)	(m 2)	(RMB)	(m 2)		($)	($)	(m 2)	(RMB)

Projects Under Construction
Puhua Phase One	12,852,050	5,806,231	4,829	7,712	18,099	74.6%	7,703,630	4,952,039	4,291	7,500
Puhua Phase Two	12,588,905	14,859,498	13,534	7,045	193,142	4 9.6%	4,975,580	5,686,955	6,717	5, 502
Projects Completed
JunJing II Phase One	1,118,044	1,118,044	624	4,091	2,913	100%	193,138	193,138	125	9,992
JunJing II Phase Two	107,068	107,068	168	11,500	-	100%	1,988,513	1,325,792	966	8,923
Tsining-24G	-	-	-	-	71	100%	-	-	-	-
JunJing I	45,789	45,789	57	5,200	998	100%	672,697	672,697	587	7,450
Additional Project	-	-		-	-	100%	39,698	39,698	83	-

Other Income	5,387,137	-	-				4,678,936	-	-
Total	32,098,993	21,936,630	19,212	7,326	2 15,223	-	20,252,192	12,870,319	12,769	6,551
Q-o-Q Change	58.5%	70.4%	50.5 0%	11.8%

As of September 30, 2011, China Housing reported $74.1 million in unrestricted cash, compared to $72.7 million as of June 30, 2011 and $46.9 million as of December 31, 2010. Total debt outstanding as of September 30, 2011 was $172.4 million compared with $167.0 million on June 30, 2011 and $143.9 million on December 31, 2010. Net debt outstanding (total debt less cash) as of September 30, 2011 was $57.6 million compared with $54.2 million on June 30, 2011 and $62.3 million on December 31, 2010. The Company's net debt as a percentage of total capital (net debt plus shareholders' equity) was 46.4% on September 30, 2011 and 31.5% on June 30, 2011 and 38.0% on December 31, 2010. The increase in this figure was primarily due to additional bank loans and employee loans.

	Q 3 2011
Projects in Planning	Unsold GFA	First Pre-sales Scheduled
	(m2)
JunJing III	4 9,636	Q4 2011
Park Plaza	141,822	Q2 2012
Golden Bay	252,540	Q3 2012
Puhua Phase Three	130,000	Q2 2012
Puhua Phase Four	161,107	Q4 2013
Textile City	630,000	Q4 2012
Total projects in planning	1,365,105

2011 Outlook

Total contract sales in 2011 are expected to reach $120 to $130 million, a 12.2%-18.9% decrease compared to $148 million in 2010.  Total recognized revenue in 2011 is expected to reach $110 to $120 million, compared to $140 million in 2010. Gross margin in 2011 is expected to reach 30%-35%.  The Company is reporting contract sales estimates compared to revenue as they are not subject to percentage of completion alterations.

Conference Call Information

Management will host a conference call at 9:00 am ET on the date of this press release.  Listeners may access the call by dialing #1-913-312-0684. To listen to the live webcast of the event, please go to http://www.viavid.net. Listeners may access the call replay, which will be available through November 21st, 2011, by dialing #1-858-384-5517; passcode: 5844807.

About China Housing & Land Development, Inc.

Based in Xi'an , the capital city of China's Shaanxi province, China Housing & Land Development, Inc., is a leading developer of residential and commercial properties in northwest China. China Housing has been engaged in land acquisition, development, and management, including the sales of residential and commercial real estate properties through its wholly-owned subsidiary in China, since 1992.

China Housing & Land Development is the first Chinese real estate development company traded on NASDAQ.  The Company's news releases, project information, photographs, and more are available on the internet at www.chldinc.com.

Safe Harbor

This news release may contain forward-looking information about China Housing & Land Development, Inc. which is covered under the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward- looking terminology such as believe, expect, may, will, should, project, plan, seek, intend, or anticipate or the negative thereof or comparable terminology, and include discussions of strategy, and statements about industry trends and China Housing & Land Development's future performance, operations, and products.

Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Actual performance results may vary significantly from expectations and projections. Further information regarding this and other risk factors are contained in China Housing's public filings with the U.S. Securities and Exchange Commission.

All information provided in this news release and in any attachments is as of the date of the release, and the companies do not undertake any obligation to update any forward-looking statement as a result of new information, future events or otherwise, except as required under law.

China Housing contacts

Mr. Cangsang Huang
Chief Financial Officer
Tel:   +86-29-8258-2648 in Xi'an
Email: chuang@chldinc.com

Ms. Jing Lu
Chief Operating Officer, Board Secretary, and Investor Relations Officer
+86 29.8258.2639 in Xi'an

jinglu@chldinc.com / English and Chinese
Mr. Shuai Luo
Investor Relations
+86 29.8258.2632 in Xi'an

Laurentluo@chldinc.com / English and Chinese
Mr. Bill Zima , ICR
+86 10 6583 7511

William.Zima@icrinc.com
China Housing Investor Relations Department
+1 646. 308.1285

(Financial Tables on Following Pages)

Item 1. Financial Statements

CHINA HOUSING & LAND DEVELOPMENT, INC. AND SUBSIDIARIES

Interim Condensed Consolidated Balance Sheets
As of September 30, 2011 and December 31, 2010
 (Unaudited)

	September 30,	December 31,
	2011	2010
ASSETS
Cash and cash equivalents	$74,098,123	$46,904,161
Cash - restricted	40,701,899	34,756,450
Accounts receivable, net of allowance for doubtful accounts of $272,121 and $266,493, respectively	13,910,436	9,297,505
Other receivables, prepaid expenses and deposits, net	3,930,649	7,653,925
Real estate held for development or sale	148,442,048	104,586,550
Property and equipment, net	31,587,601	29,735,836
Advance to suppliers	844,374	1,223,366
Deposits on land use rights	63,508,273	74,938,729
Intangible assets, net	53,488,970	51,846,410
Goodwill	1,869,798	1,806,905
Deferred financing costs	290,894	401,703
Total assets	$432,673,065	$363,151,540

LIABILITIES
Accounts payable	$29,523,570	$22,542,083
Advances from customers	69,581,165	52,229,189
Accrued expenses	2,307,947	2,507,638
Payable for acquisition of businesses	-	2,363,385
Income and other taxes payable	13,584,230	15,429,752
Other payables	6,039,241	5,663,222
Loans from employees	12,213,860	8,787,879
Bank loans	105,275,231	82,971,074
Deferred tax liability	14,712,954	14,344,712
Warrants liability	86,886	2,766,382
Fair value of embedded derivatives	504,789	2,027,726
Convertible debt	8,939,523	16,251,840
Mandatorily redeemable noncontrolling interests in Subsidiaries	45,890,236	33,535,969
Total liabilities	308,659,632	261,420,851

SHAREHOLDERS ' EQUITY
Common stock: $.001 par value, authorized 100,000,000 shares
issued and outstanding 33,083,354 and 31,884,969, respectively	35,079	32,685
Additional paid in capital	48,865,219	38,996,078
Treasury Stock	(167,357)	-
Common stock subscribed	-	59,606
Statutory reserves	6,654,715	6,654,715
Retained earnings	48,975,756	41,528,907
Accumulated other comprehensive income	19,650,021	14,458,698
Total China Housing & Land Development, Inc. shareholders' equity	124,013,433	101,730,689

Noncontrolling interests	-	-

Total shareholders' equity	124,013,433	101,730,689

Total liabilities and shareholders' equity	$432,673,065	$363,151,540

The accompanying notes are an integral part of these interim condensed consolidated financial statements.

CHINA HOUSING & LAND DEVELOPMENT, INC. AND SUBSIDIARIES

Interim Condensed Consolidated Statements of Income
For The Three and Nine Months Ended September 30, 2011 and 2010
(Unaudited)

	3 Months	3 Months	9 Months	9 Months
	September 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010
REVENUES
Sale of properties	$26,711,856	$31,455,921	$61,941,929	$99,067,368
Other income	5,387,137	2,592,853	12,966,952	5,148,115
Total revenues	32,098,993	34,048,774	74,908,811	104,215,483

COST OF SALES
Cost of sales of properties	18,829,374	22,568,245	46,618,588	74,821,470
Cost of other income	3,743,196	571,224	7,927,620	1,684,851
Total cost of sales	22,572,570	23,139,469	54,546,208	76,506,321

Gross margin	9,526,423	10,909,305	20,362,673	27,709,162

OPERATING EXPENSES
Selling, general, and administrative expenses	2,913,008	2,873,590	9,667,449	9,170,039
Stock based compensation	96,438	-	114,258	-
Other expenses	54,267	232,493	444,745	420,525
Interest expense	148,739	433,666	1,111,347	1,038,732
Accretion expense on convertible debt	217,391	363,624	761,195	1,038,732
Total operating expenses	3,429,843	3,903,373	12,098,994	12,017,462

NET INCOME FROM BUSINESS OPERATION	6,096,580	7,005,932	8,263,679	15,691,700

CHANGE IN FAIR VALUE OF DERIVATIVES
Change in fair value of embedded derivatives and warrants from modification	-	-	-	2,180,492
Change in fair value of embedded derivatives	(60,705)	(958,688)	(1,522,937)	(2,832,023)
Change in fair value of warrants	58,937	(405,821)	(1,055,337)	(3,203,085)
Total change in fair value of derivatives	(1,768)	(1,364,509)	(2,578,274)	(3,854,616)

Income before provision for income taxes and noncontrolling interest	6,098,348	8,370,441	10,841,953	19,546,316

Provision for income taxes	1,758,024	1,926,345	3,529,614	4,467,337
Recovery of deferred income taxes	(62,542)	(31,370)	(134,510)	(82,367)
NET INCOME	4,402,866	6,475,466	7,446,849	15,161,346

Charge to noncontrolling interest	-	-	-	(14,229,043)

NET INCOME ATTRIBUTABLE TO CHINA HOUSING & LAND DEVELOPMENT, INC.	$4,402,866	$6,475,466	$7,446,849	$932,303

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	35,071,915	33,082,573	34,683,383	32,911,414

Diluted	36,687,624	37,374,784	36,299,092	35,636,354

NET INCOME (LOSS) PER SHARE
Basic	0.13	0.20	0.22	0.03

Diluted	0.13	0.15	0.19	(0.05)

The accompanying notes are an integral part of these interim condensed consolidated financial statements.